EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Blount International, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-199799) of Blount International, Inc. of our reports dated March 16, 2015, with respect to the consolidated financial statements as of and for the year ended
December 31, 2014 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2014, which appear in the December 31, 2014 annual report on Form 10‑K of Blount International, Inc.

Our report dated March 16, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014 expresses our opinion that Blount International, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: Material weaknesses related to the Company’s failure to design and maintain effective (1) information technology general controls within its enterprise resource planning system and (2) controls pertaining to the control environment, monitoring activities, risk assessment, information and communication, and control activities components of Internal Control - Integrated Framework (1992) have been identified and included in management’s assessment.

/s/ KPMG LLP

Portland, Oregon
March 16, 2015